Exhibit 10(i)a
AMENDMENT OF CREDIT AGREEMENT
          THIS AMENDMENT OF CREDIT AGREEMENT (this “Amendment”), dated as of December 31, 2006, is by and between BASIC EARTH SCIENCE SYSTEMS, INC. (“BESSI”), and AMERICAN NATIONAL BANK, a national banking association (“ANB”), f/k/a THE BANK OF CHERRY CREEK, N.A. (“BOCC”).
RECITALS
          A. BESSI and BOCC entered into a letter agreement dated March 4, 2002, as previously amended (as so amended, the “Credit Agreement”), setting forth the terms upon which BOCC would make advances to BESSI and by which such advances would be governed and repaid. Capitalized terms used herein but not defined herein shall have the same meanings as set forth in the Credit Agreement.
          B. ANB is the successor in interest to the rights and obligations of BOCC under the Credit Agreement and all related documents.
          C. BESSI and ANB desire that this Amendment be executed and delivered in order to amend certain terms and provisions of the Credit Agreement.
AMENDMENT
          NOW, THEREFORE, in consideration of $10.00 and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:
1.	Credit Agreement. The Credit Agreement shall be, and hereby is, amended as follows as of the date hereof:
a.	The following shall be substituted for the section entitled “Maturity Date” on page 2 of the Credit Agreement:

Maturity Date:	December 31, 2008, on which date the Borrower agrees to repay the remaining balance of the Loan in its entirety, including all outstanding principal interest, fees, expenses, and other amounts due in connection therewith.
b.	The following shall be substituted for the section entitled “Revolving Period” on page 2 of the Credit Agreement:

Revolving Period:	From the date of this agreement through December 31, 2008. During the Revolving Period Borrower may borrow, repay, and re-borrow funds. At no time, however, may the aggregate outstanding principal balance of all Advances exceed the Commitment Amount.

Amendment of Credit Agreement	Page 1 of 3	December 31, 2006

c.	As of December 31, 2006, the Borrowing Base shall be $4,000,000.

d.	In the section entitled “Reporting Requirements” on page 5 of the Credit Agreement, item (e) shall be deleted in its entirety.

e.	In the section entitled “Financial Covenants” on page 6 of the Credit Agreement, item (a) shall be replaced in its entirety with the following language:
Borrower will maintain a debt-to-equity ratio less than 1.00, where the debt-to-equity ratio is defined as debt (inclusive of all long term debt as defined under GAAP plus any short term debt outstanding under this facility) divided by equity (as defined under GAAP).
f.	In the section entitled “Negative Covenants” on page 7 of the Credit Agreement, item (e) shall be replaced in its entirety with the following language:
(e) sell, lease, or dispose of any assets during any 12-month period which have an aggregate value in excess of $100,000,
2.	Loan Documents. All references in any document to the Credit Agreement shall be deemed to refer to the Credit Agreement, as amended pursuant to this Amendment.

3.	Conditions Precedent. The obligations of the parties under this Amendment are subject, at the option of ANB, to the prior satisfaction of the condition that BESSI shall have delivered to ANB the following (all documents to be satisfactory in form and substance to ANB and, if appropriate, duly executed and/or acknowledged on behalf of the parties other than ANB):
a. This Amendment.
4.	Certification by BESSI. BESSI hereby certifies to ANB that as of the date of this Amendment: (a) all of BESSI’s representations and warranties contained in the Credit Agreement are true, accurate and complete in all material respects, (b) BESSI has performed and complied with all agreements and conditions required to be performed or complied with by it under the Credit Agreement and/or any Loan Document on or prior to this date, and (c) neither any Event of Default nor any other event or condition which, with the giving of notice, the lapse of time, or both, would constitute an Event of Default has occurred under the Credit Agreement.

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5.	Continuation of the Credit Agreement. Except as specified in this Amendment, the provisions of the Credit Agreement shall remain in full force and effect, and if there is a conflict between the terms of this Amendment and those of the Credit Agreement or any other document executed and delivered in connection therewith, the terms of this Amendment shall control.

6.	Miscellaneous. This Amendment shall be governed by and construed under the laws of the State of Colorado and shall be binding upon and inure to the benefit of the parties hereto and their successors and assigns. This Amendment may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument.

EXECUTED as of December 31, 2006.

BASIC EARTH SCIENCE SYSTEMS, INC.

By:	/s/ Ray Singleton

Ray Singleton
President

By:	/s/ David Flake

David Flake
Chief Financial Officer

AMERICAN NATIONAL BANK f/k/a
THE BANK OF CHERRY CREEK, N.A.

By:	/s/ Gary W. Vick

Gary W. Vick
Vice President

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